Genworth Announces Number Of Shares To Be Offered In

Australian Subsidiary Initial Public Offering

Richmond, VA (May 13, 2014) – Genworth Financial, Inc. (NYSE: GNW) previously announced that a prospectus had been filed with the Australian Securities and Investments Commission by Genworth Mortgage Insurance Australia Limited (“Genworth Australia”), a holding company for Genworth’s Australian mortgage insurance business, for an initial public offering of up to 40 percent of Genworth Australia’s ordinary shares by Genworth Australia (the “IPO”). Genworth is announcing today that it has determined that 220 million ordinary shares (i.e. approximately 34% of Genworth Australia’s outstanding ordinary shares) will be offered by Genworth Australia in its IPO and 20 million of those ordinary shares have been designated as “over-allocation shares” that may be reacquired by Genworth Financial entities as a result of market stabilization activities. We cannot predict whether any market stabilization activities will occur or whether any over-allocation shares will be reacquired by Genworth Financial entities.

The completion of the offering is subject to market conditions and valuation considerations including business performance in Australia. The offering may not be completed due to, among other factors, lack of sufficient investor interest at a price level acceptable to Genworth Financial or at all. In addition, the final number of ordinary shares offered and the final number of ordinary shares designated as “over-allocation shares” that may be reacquired by Genworth Financial entities as a result of market stabilization activities may be increased or decreased prior to the pricing of the offering, due to, among other factors, the level of investor interest.

This press release is not intended for circulation or distribution in Australia and does not constitute a prospectus or an offer to sell, or a solicitation of an offer to buy, any shares in Australia, the United States or any other jurisdiction. A prospectus has been filed with the Australian Securities and Investments Commission. The shares referred to in this press release will not be and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under “Part I—Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014, as well as market conditions and valuation considerations including business performance in Australia affecting the offering. If the offering is priced, the closing of the offering is subject to various customary closing conditions.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information

Investors:	Amy Corbin, 804 662.2685
amy.corbin@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com